Exhibit 16.1

August 13, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Tango Therapeutics, Inc. (formerly known as BCTG Acquisition Corp.) under Item 4.01(a) of its Form 8-K dated August 13, 2021. We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal on August 10, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/  WithumSmith+Brown, PC

New York, New York